Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Carly Symington, Media 629.213.5568 carly.symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES THIRD QUARTER RESULTS
GAAP Diluted Net Income of $0.56 per Unit
Adjusted Diluted Net Income of $0.64 per Unit
Cash Distribution of $0.64 per Unit

Nashville, TN, October 28, 2022 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended September 30, 2022.
“Global financial markets declined in the third quarter amidst continued volatility stemming from accelerating inflation and higher interest rates," said Seth P. Bernstein, President and CEO of AllianceBernstein. “AB was not immune to industrywide conditions, as net outflows were $10.5 billion, or $6.6 billion excluding anticipated AXA redemptions. Growth in alternatives/multi-asset and municipals was outweighed by taxable fixed income and active equity outflows. Our fee rate improved by 7% year-over-year, growing in each channel, driven by the addition of CarVal and favorable asset mix. Our institutional pipeline increased to $24.7 billion, up $14.5 billion sequentially, driven by a $7.5 billion custom target-date mandate, $4.6 billion of CarVal commitments, and additional diversified active mandates. While near-term investment performance reflects a challenging environment, long-term performance remained strong in equities and above average in fixed income. Overall, AB’s financial performance reflected lower asset prices, with year-over-year adjusted operating income declining by 27% and adjusted earnings per Unit and distributions to Unitholders declining by 28%."

(US $ Thousands except per Unit amounts)	3Q 2022	3Q 2021	% Change	2Q 2022	% Change
U.S. GAAP Financial Measures
Net revenues	$986,984	$1,092,832	(9.7)%	$971,444	1.6%
Operating income	$170,305	$279,650	(39.1)%	$192,648	(11.6%)
Operating margin	18.3%	25.7%	(740 bps)	22.6%	(430 bps)
AB Holding Diluted EPU	$0.56	$0.89	(37.1)%	$0.69	(18.8%)

Adjusted Financial Measures (1)
Net revenues	$814,031	$883,598	(7.9)%	$816,346	(0.3%)
Operating income	$204,380	$280,716	(27.2)%	$225,769	(9.5%)
Operating margin	25.1%	31.8%	(670 bps)	27.7%	(260 bps)
AB Holding Diluted EPU	$0.64	$0.89	(28.1)%	$0.71	(9.9%)
AB Holding cash distribution per Unit	$0.64	$0.89	(28.1)%	$0.71	(9.9%)

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$612.7	$742.2	(17.5)%	$646.8	(5.3%)
Average AUM	$653.9	$747.4	(12.5)%	$688.6	(5.0%)
(1) The adjusted financial measures represent non-GAAP financial measures. See page 12 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 13-14 for notes describing the adjustments.

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Bernstein continued, "Retail sales continued to moderate, reflecting lower active equity sales driven by weaker markets. Taxable fixed income net outflows improved, and municipals posted their 9th consecutive quarter of organic growth. Retail net outflows were $5.0 billion, or $2.8 billion ex-AXA redemptions. Our Institutional channel saw net outflows of $6.3 billion, or $4.6 billion ex-AXA redemptions. Private Wealth grew organically for the 7th of the last 9 quarters, with net inflows of $0.8 billion. Bernstein Research revenues decreased 19% versus the prior year driven by lower customer trading activity in Europe and Asia amidst a volatile and uncertain global environment."

Bernstein concluded, "With macroeconomic concerns continuing to set the market tone, our investment teams continue to pursue a fundamental approach to identifying the best opportunities for our clients. While we are managing expenses judiciously in this environment, we continue to invest in select client-driven growth opportunities, including the recent launch of our first two active fixed income ETF's. Our dedication to securing the best outcome for our clients remains our guiding principle; thus, we were pleased to be ranked recently by Investor's Business Daily as the 6th Most Trusted Financial Company. Across AB, our talented teams seek to maintain and grow our customers' trust every day.”

The firm’s cash distribution per Unit of $0.64 is payable on November 23, 2022, to holders of record of AB Holding Units at the close of business on November 7, 2022.
Market Performance
Global equity and fixed income markets were down in the third quarter of 2022.

S&P 500 Total Return	(4.9)%
MSCI EAFE Total Return	(9.3)
Bloomberg Barclays US Aggregate Return	(4.8)
Bloomberg Barclays Global High Yield Index	(2.7)

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Assets Under Management
($ Billions)

Total assets under management as of September 30, 2022 were $612.7 billion, down $34.1 billion, or 5%, from June 30, 2022 and down $129.5 billion, or 18%, from September 30, 2021.

	Institutional	Retail	Private Wealth	Total
Assets Under Management 9/30/2022	$279.4	$232.3	$101.0	$612.7
Net Flows for Three Months Ended 9/30/2022:
Active	($6.1)	($2.2)	$0.5	($7.8)
Passive	($0.2)	($2.8)	$0.3	($2.7)
Total	($6.3)	($5.0)	$0.8	($10.5)

Total net outflows were $10.5 billion in the third quarter, compared to net outflows of $2.7 billion in the second quarter of 2022, and net inflows of $7.2 billion in the prior year third quarter. AXA redemptions and net flows excluding these redemptions were as follows:

	3Q 2022	3Q 2021	2Q 2022
	(in billions)
AXA redemptions	$3.9	$—	$0.6
Net (outflows) inflows excluding AXA redemptions	($6.6)	$7.2	($2.1)
Institutional channel third quarter net outflows of $6.3 billion compared to net inflows of $0.7 billion in the second quarter of 2022. Excluding AXA redemptions of low-fee fixed income mandates of $1.7 billion in the third quarter, net outflows were $4.6 billion. Institutional gross sales of $1.9 billion decreased sequentially from $3.3 billion. The pipeline of awarded but unfunded Institutional mandates increased sequentially to $24.7 billion at September 30, 2022 from $10.2 billion at June 30, 2022.
Retail channel third quarter net outflows of $5.0 billion compared to net outflows of $2.2 billion in the second quarter of 2022. Retail gross sales of $13.8 billion decreased sequentially from $17.3 billion. Excluding AXA redemptions of passive fixed income and equity mandates of $2.2 billion in the third quarter, net outflows were $2.8 billion.
Private Wealth channel third quarter net inflows of $0.8 billion compared to net outflows of $1.2 billion in the second quarter of 2022. Private Wealth gross sales of $4.1 billion increased sequentially from $3.3 billion.

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Third Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate charges/credits and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Revenues
Third quarter net revenues of $987 million decreased 10% from $1.1 billion in the third quarter of 2021. The decrease was primarily due to lower investment advisory base fees, distribution revenues, Bernstein Research revenues and performance-based fees.
Sequentially, net revenues of $987 million increased 2%. The increase was due to lower investment losses and higher investment advisory base fees, partially offset by lower Bernstein Research revenues, performance-based fees and distribution revenues.
Third quarter Bernstein Research revenues of $92 million decreased 19% compared to the prior year third quarter and decreased 14% sequentially. The decrease was driven by significantly lower trading activity in Europe and Asia due to the prevailing macro-economic environment. The sequential decrease was driven by a decline in global customer trading activity.
Expenses
Third quarter operating expenses of $817 million increased less than 1% from $813 million in the third quarter of 2021. The increase is primarily due to higher general and administrative ("G&A") expenses, amortization of intangibles and interest expense, offset by lower promotion and servicing expenses and total employee compensation and benefit expense. Within G&A, the increase was driven by higher professional fees, technology expenses, an unfavorable foreign exchange translation impact and higher portfolio servicing fees. Promotion and servicing expenses decreased due to lower distribution-related payments and lower transfer fees, partially offset by higher marketing and travel and entertainment expenses. Employee compensation and benefits expense decreased due to lower incentive compensation, partially offset by higher base compensation, other employment costs and commissions.
Sequentially, operating expenses increased 5% from $778 million, primarily driven by higher total employee compensation and benefits expense, amortization of intangibles, general and administrative expenses and interest on borrowings, offset by lower promotion and servicing expenses. Employee compensation and benefits expense increased due to higher incentive compensation and higher base compensation, partially offset by lower commissions. Within G&A, the increase was driven by higher professional fees, office-related expenses and technology expenses, partially offset by lower portfolio servicing fees. Promotion and servicing expenses decreased due to lower distribution-related payments, travel and entertainment expenses, marketing expenses and trade execution costs.
Operating Income, Margin and Net Income Per Unit
Third quarter operating income of $170 million decreased 39% from $280 million in the third quarter of 2021 and the operating margin of 18.3% in the third quarter of 2022 decreased 740 basis points from 25.7% in the third quarter of 2021.
Sequentially, operating income decreased 12% from $193 million in the second quarter of 2022 and the operating margin of 18.3% decreased 430 basis points from 22.6% in the second quarter of 2022.
Third quarter diluted net income per Unit was $0.56 compared to $0.89 in the third quarter of 2021 and $0.69 in the second quarter of 2022.

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Non-GAAP Earnings
This section discusses our third quarter 2022 non-GAAP financial results, compared to the third quarter of 2021 and the second quarter of 2022. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
Third quarter adjusted net revenues of $814 million decreased 8% from $884 million in the third quarter of 2021. The decrease was due to lower investment advisory base fees, Bernstein Research revenues and performance-based fees, partially offset by investment gains in the current year compared to investment losses in the prior year.
Sequentially, adjusted net revenues decreased less than 1% from $816 million. The decrease was due to lower Bernstein Research revenues and lower performance-based fees, partially offset by investment gains in the current quarter compared to investment losses in the prior quarter, higher investment advisory base fees and higher net dividend and interest income.
Expenses
Third quarter adjusted operating expenses of $610 million increased 1% from $603 million in the third quarter of 2021. Higher G&A expense, interest expense on borrowings and promotion and servicing expenses were partially offset by lower employee compensation and benefits. Within G&A, the increase was driven by higher technology expenses and an unfavorable foreign exchange translation impact, partially offset by lower portfolio servicing fees. Promotion and servicing expenses increased due to higher marketing expenses, firm meeting expenses and travel and entertainment expenses, partially offset by lower trade execution costs and transfer fees. Employee compensation and benefits expense decreased due to lower incentive compensation, partially offset by higher base compensation, other employment costs and commissions and fringes.

Sequentially, adjusted operating expenses increased 3% from $590 million. Higher total employee compensation and benefits, interest on borrowings and higher G&A expense were partially offset by lower promotion and servicing expenses. Employee compensation and benefits expense increased due to higher incentive compensation and higher base compensation, partially offset by lower commissions. Within G&A, the increase was driven by higher office-related expenses and technology expenses, partially offset by lower portfolio servicing fees and other taxes. Promotion and servicing expenses decreased due to lower travel and entertainment, trade execution costs and marketing expenses.
Operating Income, Margin and Net Income Per Unit
Third quarter adjusted operating income of $204 million decreased 27% from $281 million in the third quarter of 2021, and the adjusted operating margin of 25.1% decreased 670 basis points from 31.8%.
Sequentially, adjusted operating income of $204 million decreased 9% from $226 million and the adjusted operating margin of 25.1% decreased 260 basis points from 27.7%.
Third quarter adjusted diluted net income per Unit was $0.64 compared to $0.89 in the third quarter of 2021 and $0.71 in the second quarter of 2022.
Headcount
As of September 30, 2022, we had 4,490 employees, including 196 employees as a result of the CarVal acquisition, compared to 4,050 employees as of September 30, 2021 and 4,313 as of June 30, 2022.

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Unit Repurchases

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in millions)
Total amount of AB Holding Units Purchased/Retained (1)	—	1.0	2.6	2.9
Total Cash Paid for AB Holding Units Purchased/Retained (1)	$1.0	$50.0	$107.7	$125.7
Open Market Purchases of AB Holding Units Purchased (1)	—	0.9	2.3	2.3
Total Cash Paid for Open Market Purchases of AB Holding Units (1)	$—	$44.9	$92.7	$103.7
(1) Purchased on a trade date basis. The difference between open-market purchases and units retained reflects the retention of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Third Quarter 2022 Earnings Conference Call Information
Management will review Third Quarter 2022 financial and operating results during a conference call beginning at 9:00 a.m. (CT) on Friday, October 28, 2022. The conference call will be hosted by Seth Bernstein, President & Chief Executive Officer; Kate Burke, Chief Operating Officer & Chief Financial Officer; Onur Erzan, Head of Global Client Group & Head of Private Wealth; and Bill Siemers, Controller & Chief Accounting Officer.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at https://www.alliancebernstein.com/corporate/en/investor-relations.html at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, participants are required to register using the following link, where they will be provided a phone number and personal access code:
https://register.vevent.com/register/BI5b0986f17ea24f72859ec5ec2c2dbad2.

The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of third quarter 2022 financial and operating results on October 28, 2022.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2021 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of September 30, 2022, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 36.5% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 64.3% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	3Q 2022	3Q 2021	% Change	2Q 2022	% Change

GAAP revenues:
Base fees	$700,809	$758,524	(7.6%)	$696,685	0.6%
Performance fees	13,755	18,273	(24.7)	22,791	(39.6)
Bernstein research services	91,557	113,340	(19.2)	106,442	(14.0)
Distribution revenues	147,960	170,612	(13.3)	153,130	(3.4)
Dividends and interest	30,437	8,794	n/m	22,512	35.2
Investments (losses)	(3,861)	(2,724)	41.7	(48,220)	(92.0)
Other revenues	27,096	26,973	0.5	26,950	0.5
Total revenues	1,007,753	1,093,792	(7.9)	980,290	2.8
Less: interest expense	20,769	960	n/m	8,846	134.8
Total net revenues	986,984	1,092,832	(9.7)	971,444	1.6

GAAP operating expenses:
Employee compensation and benefits	429,842	433,928	(0.9)	398,273	7.9
Promotion and servicing
Distribution-related payments	152,005	187,411	(18.9)	158,532	(4.1)
Amortization of deferred sales commissions	8,341	8,731	(4.5)	8,953	(6.8)
Trade execution, marketing, T&E and other	51,594	47,428	8.8	60,404	(14.6)
General and administrative	154,961	132,064	17.3	147,855	4.8
Contingent payment arrangements	2,371	838	182.9	838	182.9
Interest on borrowings	5,309	1,280	n/m	2,681	98.0
Amortization of intangible assets	12,256	1,502	n/m	1,260	n/m
Total operating expenses	816,679	813,182	0.4	778,796	4.9
Operating income	170,305	279,650	(39.1)	192,648	(11.6)
Income taxes	5,239	16,029	(67.3)	10,650	(50.8)
Net income	165,066	263,621	(37.4)	181,998	(9.3)
Net (loss) of consolidated entities attributable to non-controlling interests	(10,114)	(1,074)	n/m	(26,771)	(62.2)
Net income attributable to AB Unitholders	$175,180	$264,695	(33.8)	$208,769	(16.1)

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	3Q 2022	3Q 2021	% Change	2Q 2022	% Change

Equity in Net Income Attributable to AB Unitholders	$63,905	$95,921	(33.4%)	$75,358	(15.2)%
Income Taxes	7,589	7,245	4.7	7,217	5.2
Net Income	56,316	88,676	(36.5)	68,141	(17.4)
Additional Equity in Earnings of Operating Partnership (1)	—	2	(100.0%)	—	n/m
Net Income - Diluted	$56,316	$88,678	(36.5)	$68,141	(17.4)
Diluted Net Income per Unit	$0.56	$0.89	(37.1)	$0.69	(18.8)
Distribution per Unit	$0.64	$0.89	(28.1)	$0.71	(9.9)

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	3Q 2022	3Q 2021	% Change	2Q 2022	% Change
AB L.P.
Period-end	272,579,860	270,935,464	0.6%	269,447,055	1.2%
Weighted average - basic	272,645,828	271,594,269	0.4%	270,982,905	0.6
Weighted average - diluted	272,645,828	271,597,666	0.4%	270,982,905	0.6
AB Holding L.P.
Period-end	100,401,044	98,754,148	1.7%	97,266,839	3.2%
Weighted average - basic	100,465,627	99,409,649	1.1%	98,801,601	1.7
Weighted average - diluted	100,465,627	99,413,046	1.1%	98,801,601	1.7

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | September 30, 2022
($ Billions)
Ending and Average	Three Months Ended
	9/30/22	9/30/21
Ending Assets Under Management	$612.7	$742.2
Average Assets Under Management	$653.9	$747.4

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth	Total
Beginning of Period	$290.5	$251.0	$105.3	$646.8
Sales/New accounts	1.9	13.8	4.1	19.8
Redemption/Terminations	(6.3)	(15.3)	(3.3)	(24.9)
Net Cash Flows	(1.9)	(3.5)	—	(5.4)
Net Flows (1)	(6.3)	(5.0)	0.8	(10.5)
Acquisition (2)	12.2	—	—	12.2
Investment Performance	(17.0)	(13.7)	(5.1)	(35.8)
End of Period	$279.4	$232.3	$101.0	$612.7
(1) Institutional net flows include $1.7 billion and Retail net flows include $2.2 billion of AXA's redemptions for the three-month period ended September 30, 2022.
(2) The CarVal acquisition added approximately $12.2 billion of Institutional AUM in the third quarter of 2022.

Three-Month Changes By Investment Service
	Equity Active	Equity Passive(1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive(1)	Alternatives/ Multi-Asset Solutions(2)	Total
Beginning of Period	$223.2	$55.7	$200.9	$53.8	$12.3	$100.9	$646.8
Sales/New accounts	8.0	0.4	6.1	3.2	—	2.1	19.8
Redemption/Terminations	(9.8)	(1.4)	(8.2)	(3.2)	(1.2)	(1.1)	(24.9)
Net Cash Flows	(3.2)	0.1	(1.5)	—	(0.9)	0.1	(5.4)
Net Flows (1)	(5.0)	(0.9)	(3.6)	—	(2.1)	1.1	(10.5)
Acquisition (2)	—	—	—	—	—	12.2	12.2
Investment Performance	(15.3)	(2.7)	(10.1)	(1.9)	(0.7)	(5.1)	(35.8)
End of Period	$202.9	$52.1	$187.2	$51.9	$9.5	$109.1	$612.7
(1) Institutional net flows include $1.7 billion and Retail net flows include $2.2 billion of AXA's redemptions for the three-month period ended September 30, 2022.
(2) The CarVal acquisition added approximately $12.2 billion of Institutional AUM in the third quarter of 2022.

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$(5.0)	(0.9)	$(5.9)
Fixed Income	(3.6)	(2.1)	(5.7)
Alternatives/Multi-Asset Solutions (2)	0.8	0.3	1.1
Total	$(7.8)	$(2.7)	$(10.5)
(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$199.7	$135.6	$98.9	$434.2
Non-U.S. Clients	79.7	96.7	2.1	178.5
Total	$279.4	$232.3	$101.0	$612.7

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021

Net Revenues, GAAP basis	$986,984	$971,444	$1,105,687	$1,264,682	$1,092,832	$1,076,822
Exclude:
Distribution-related adjustments:
Distribution revenues	(147,960)	(153,130)	(168,341)	(178,490)	(170,612)	(155,538)
Investment advisory services fees	(12,385)	(14,357)	(17,285)	(21,699)	(25,530)	(20,459)
Pass through adjustments:
Investment advisory services fees	(11,367)	(10,043)	(35,976)	(28,012)	(4,017)	(4,403)
Other revenues	(10,505)	(9,436)	(8,963)	(9,091)	(9,359)	(8,229)
Impact of consolidated company-sponsored investment funds	8,837	26,573	24,538	(3,304)	968	(4,286)
Incentive compensation-related items	427	5,295	4,084	(1,640)	(684)	(2,272)
Write-down of investment	—	—	—	1,880	—	—
Adjusted Net Revenues	$814,031	$816,346	$903,744	$1,024,326	$883,598	$881,635

Operating Income, GAAP basis	$170,305	$192,648	$248,403	$392,605	$279,650	$283,623
Exclude:
Real estate	(206)	(206)	(206)	(206)	(985)	(985)
Incentive compensation-related items	622	1,463	945	552	220	(91)
EQH award compensation	133	164	175	241	540	17
Write-down of investment	—	—	—	1,880	—	—
Acquisition-related expenses	23,412	4,929	10,687	2,195	217	180
Sub-total of non-GAAP adjustments	23,961	6,350	11,601	4,662	(8)	(879)
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	(10,114)	(26,771)	(25,045)	2,904	(1,074)	3,573
Adjusted Operating Income	$204,380	$225,769	$285,049	$394,363	$280,716	$279,171
Operating Margin, GAAP basis excl. non-controlling interests	18.3%	22.6%	24.7%	30.8%	25.7%	26.0%
Adjusted Operating Margin	25.1%	27.7%	31.5%	38.5%	31.8%	31.7%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Net Income - Diluted, GAAP basis	$56,316	$68,141	$85,930	$125,165	$88,678	$90,925
Impact on net income of AB non-GAAP adjustments	8,373	1,630	3,520	1,653	(23)	(248)
Adjusted Net Income - Diluted	$64,689	$69,771	$89,450	$126,818	$88,655	$90,677

Diluted Net Income per Holding Unit, GAAP basis	$0.56	$0.69	$0.87	$1.27	$0.89	$0.91
Impact of AB non-GAAP adjustments	0.08	0.02	0.03	0.02	—	—
Adjusted Diluted Net Income per Holding Unit	$0.64	$0.71	$0.90	$1.29	$0.89	$0.91

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.

We also adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Lastly, adjusted net revenues primarily exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments.

During the fourth quarter of 2021, we wrote down an equity method investment; this write down brought the investment balance to zero.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) our senior management's EQH award compensation, as discussed below, (4) the write-down of an investment, (5) acquisition-related expenses and (6) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted

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operating income and adjusted operating margin. The non-GAAP measures primarily exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other members of AB's senior management for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.
The write-down of the investment during the fourth quarter of 2021 has been excluded due to its non-recurring nature and because it is not part of our core operating results.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Acquisition-related expenses include professional fees and the recording of changes in estimates to contingent payment arrangements associated with our acquisitions. Beginning in the first quarter of 2022, acquisition-related expenses also include certain compensation-related expenses, amortization of intangible assets for contracts acquired and accretion expense with respect to contingent payment arrangements.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.
Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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